Exhibit 99.2

To the Limited Partners of

CMF Altis Partners Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Patrick T. Egan
President and Director Ceres Managed Futures LLC General Partner, CMF Altis Partners Master Fund L.P.

Ceres Managed Futures LLC 522 Fifth Avenue New York, NY 10036 (855) 672-4468

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

CMF Altis Partners Master Fund L.P.:

We have audited the accompanying statements of financial condition of CMF Altis Partners Master Fund L.P. (the “Partnership”), including the condensed schedules of investments, as of December 31, 2014 and 2013, and the related statements of income and expenses and changes in partners’ capital for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of CMF Altis Partners Master Fund L.P. as of December 31, 2014 and 2013, and the results of its operations and changes in its partners’ capital for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 25, 2015

CMF Altis Partners Master Fund L.P.

Statements of Financial Condition

December 31, 2014 and 2013

	December 31, 2014	December 31, 2013
Assets:
Equity in trading account:
Cash (Note 3c)	$39,178,883	$71,025,921
Cash margin (Note 3c)	8,591,616	16,310,138
Net unrealized appreciation on open futures contracts	3,157,979	6,462,305
Net unrealized appreciation on open forward contracts	485,434	—

Total assets	$51,413,912	$93,798,364

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open forward contracts	—	1,640,150
Accrued expenses:
Professional fees	47,676	35,135
Clearing fees due to MS&Co.	3,603	4,916

Total liabilities	51,279	1,680,201

Partners’ Capital:
General Partner, 0.0000 unit equivalents at December 31, 2014 and 2013	—	—
Limited Partners, 18,603.4841 and 38,141.0279 Redeemable Units outstanding at December 31, 2014 and 2013, respectively	51,362,633	92,118,163

Total liabilities and partners’ capital	$51,413,912	$93,798,364

Net asset value per unit	$2,760.91	$2,415.20

See accompanying notes to financial statements.

CMF Altis Partners Master Fund L.P.

Condensed Schedule of Investments

December 31, 2014

	Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Currencies	45	$45,434	0.09%
Energy	2	(10,175)	(0.02)
Grains	944	(351,653)	(0.68)
Indices	209	50,948	0.10
Interest Rates U.S.	425	70,555	0.14
Interest Rates Non-U.S.	2,460	1,634,684	3.18
Livestock	64	(317,255)	(0.62)
Metals	285	(41,357)	(0.08)
Softs	298	19,938	0.04

Total futures contracts purchased		1,101,119	2.15

Futures Contracts Sold
Currencies	348	448,482	0.87
Energy	368	1,254,727	2.44
Grains	34	(29,968)	(0.06)
Indices	90	104	0.00 *
Livestock	77	37,210	0.07
Metals	43	193,348	0.38
Softs	220	152,957	0.30

Total futures contracts sold		2,056,860	4.00

Net unrealized appreciation on open futures contracts		3,157,979	6.15

Unrealized Appreciation on Open Forward Contracts
Metals	578	2,235,441	4.35

Total unrealized appreciation on open forward contracts		2,235,441	4.35

Unrealized Depreciation on Open Forward Contracts
Metals	481	(1,750,007)	(3.41)

Total unrealized depreciation on open forward contracts		(1,750,007)	(3.41)

Net unrealized appreciation on open forward contracts		485,434	0.94

Net fair value		$3,643,413	7.09%

* Due to rounding.

See accompanying notes to financial statements.

CMF Altis Partners Master Fund L.P.

Condensed Schedule of Investments

December 31, 2013

	Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Currencies	629	1,318,493	1.43%
Energy	961	787,287	0.85
Grains	578	(106,006)	(0.12)
Indices	419	869,400	0.94
Interest Rates U.S.	1,036	(151,875)	(0.16)
Interest Rates Non-U.S.	1,375	(230,300)	(0.25)
Livestock	267	53,012	0.06
Metals	47	17,373	0.02
Softs	451	36,051	0.04

Total futures contracts purchased		2,593,435	2.81

Futures Contracts Sold
Currencies	361	372,943	0.41
Energy	6	(10,637)	(0.01)
Grains	1,717	2,444,192	2.65
Indices	116	(345,668)	(0.37)
Interest Rates U.S.	287	250,547	0.27
Interest Rates Non-U.S.	679	537,838	0.58
Livestock	17	5,860	0.01
Metals	369	299,089	0.32
Softs	602	314,706	0.34

Total futures contracts sold		3,868,870	4.20

Net unrealized appreciation on open futures contracts		6,462,305	7.01

Unrealized Appreciation on Open Forward Contracts
Metals	1,122	1,864,610	2.02

Total unrealized appreciation on open forward contracts		1,864,610	2.02

Unrealized Depreciation on Open Forward Contracts
Metals	1,360	(3,504,760)	(3.80)

Total unrealized depreciation on open forward contracts		(3,504,760)	(3.80)

Net unrealized depreciation on open forward contracts		(1,640,150)	(1.78)

Net fair value		$4,822,155	5.23%

See accompanying notes to financial statements.

CMF Altis Partners Master Fund L.P.

Statements of Income and Expenses

for the years ended

December 31, 2014, 2013 and 2012

	2014	2013	2012
Investment Income:
Interest income	$10,648	$33,241	$68,308

Expenses:
Clearing fees	258,356	488,171	433,080
Professional fees	112,206	74,501	93,713

Total expenses	370,562	562,672	526,793

Net investment income (loss)	(359,914)	(529,431)	(458,485)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	6,689,439	(4,196,346)	(5,319,957)
Change in net unrealized gains (losses) on open contracts	(1,178,742)	3,689,120	(5,318,126)

Total trading results	5,510,697	(507,226)	(10,638,083)

Net income (loss)	$5,150,783	$(1,036,657)	$(11,096,568)

Net income (loss) per unit (Note 6)*	$346.07	$(40.28)	$(232.79)

Weighted average units outstanding	29,695.5570	44,379.7166	51,540.8278

*Based on change in net asset value per unit before distribution of interest income to feeder funds.

See accompanying notes to financial statements.

CMF Altis Partners Master Fund L.P.

Statements of Changes in Partners’ Capital

for the years ended

December 31, 2014, 2013 and 2012

Partners’ Capital
Partners’ Capital at December 31, 2011	$144,935,126
Net income (loss)	(11,096,568)
Subscriptions of 1,057.6730 Redeemable Units	2,680,923
Redemptions of 6,312.7357 Redeemable Units	(17,038,572)
Distribution of interest income to feeder funds	(68,308)

Partners’ Capital at December 31, 2012	119,412,601
Net income (loss)	(1,036,657)
Subscriptions of 1,737.1648 Redeemable Units	4,362,304
Redemptions of 12,212.8365 Redeemable Units	(30,586,844)
Distribution of interest income to feeder funds	(33,241)

Partners’ Capital at December 31, 2013	92,118,163
Net income (loss)	5,150,783
Subscriptions of 119.5442 Redeemable Units	290,000
Redemptions of 19,657.0880 Redeemable Units	(46,185,665)
Distribution of interest income to feeder funds	(10,648)

Partners’ Capital at December 31, 2014	$51,362,633

Net asset value per unit:

2012:	$2,456.21

2013:	$2,415.20

2014:	$2,760.91

See accompanying notes to financial statements.

CMF Altis Partners Master Fund L.P.

Notes to Financial Statements

December 31, 2014

1.	Partnership Organization:

CMF Altis Partners Master Fund L.P. (the “Master”) is a limited partnership organized under the partnership laws of the State of New York to engage in the speculative trading of a diversified portfolio of commodity interests including futures, option, swap and forward contracts. The sectors traded include currencies, energy, grains, indices, U.S. and non-U.S. interest rates, livestock, lumber, metals and softs. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk. The Master may sell an unlimited number of redeemable units of limited partnership interest (“Redeemable Units”).

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the General Partner (the “General Partner”), administrator and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). MSSB Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. Prior to June 28, 2013, Morgan Stanley indirectly owned a majority equity interest in MSSB Holdings and Citigroup Inc. indirectly owned a minority equity interest in MSSB Holdings. Prior to July 31, 2009, the date as of which MSSB Holdings became its owner, the General Partner was wholly owned by Citigroup Financial Products Inc., a wholly owned subsidiary of Citigroup Global Markets Holdings Inc., the sole owner of which is Citigroup Inc. As of December 31, 2014, all trading decisions for the master were made by the Advisor (defined below).

On November 1, 2005 (commencement of trading operations), Global Diversified Futures Fund L.P. (“Global Diversified”) and Emerging CTA Portfolio L.P. (“Emerging CTA”) allocated a portion of their capital to the Master. Global Diversified purchased 13,013.6283 Redeemable Units with cash equal to $11,227,843 and a contribution of open commodity futures and forward contracts with a fair value of $1,785,785. Emerging CTA purchased 4,898.1251 Redeemable Units with cash equal to $4,196,275 and a contribution of open commodity futures and forward contracts with a fair value of $701,851. On February 1, 2006, Institutional Futures Portfolio L.P. (“Institutional Portfolio”) allocated a portion of its capital to the Master and purchased 3,989.7912 Redeemable Units with cash equal to $5,000,000. On March 1, 2007, Global Futures Fund Ltd. (“Global Futures”) allocated a portion of its capital to the Master and purchased 1,600.3547 Redeemable Units with cash equal to $2,500,000. On May 1, 2011, Tactical Diversified Futures Fund L.P. (“Tactical Diversified”) allocated a portion of its capital to the Master and purchased 21,851.9469 Redeemable Units with cash equal to $70,000,000. On June 1, 2013, Morgan Stanley Managed Futures Custom Solutions Fund L.P. – Series A (“Custom Solutions”) allocated a portion of its capital to the Master and purchased 389.0558 Redeemable Units with cash equal to $1,000,000. On August 31, 2012, Emerging CTA redeemed its entire investment in the Master for cash equal to $2,728,991. The Master permits commodity pools managed by Altis Partners (Jersey) Limited (the “Advisor”) using the Global Futures Portfolio Program, the Advisor’s proprietary, systematic trading program, to invest together in one trading vehicle.

During the year ended December 31, 2014, the Master’s commodity broker was Morgan Stanley and Co. LLC (“MS&Co.”), a registered futures commission merchant. During prior periods included in this report, Citigroup Global Markets Inc. (“CGM”) also served as a commodity broker.

The Master operates under a structure where its investors consist of Global Diversified, Institutional Portfolio, Custom Solutions, Global Futures and Tactical Diversified (each a “Feeder”, and collectively the “Funds”). Global Diversified, Institutional Portfolio, Custom Solutions, Global Futures and Tactical Diversified owned approximately 8.3%, 10.0%, 5.0%, 9.3% and 67.4% of the Master at December 31, 2014, respectively. Global Diversified, Institutional Portfolio, Custom Solutions, Global Futures and Tactical Diversified owned approximately 5.0%, 7.3%, 2.5%, 7.7% and 77.5% of the Master at December 31, 2013, respectively.

The Master will be liquidated upon the first to occur of the following: December 31, 2025; or under certain other circumstances as defined in the Limited Partnership Agreement of the Master (the “Limited Partnership Agreement”).

CMF Altis Partners Master Fund L.P.

Notes to Financial Statements

December 31, 2014

2.	Accounting Policies:

a.	Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.	Master’s Investments. All commodity interests of the Master, including derivative financial instruments and derivative commodity instruments, are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described below) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated. Unrealized gains or losses on open contracts are included as a component of equity in trading account on the Statements of Financial Condition. Net realized gains or losses and any change in net unrealized gains or losses are included in the Statements of Income and Expenses.

Master’s Fair Value Measurements.    Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. The General Partner has concluded that, based on available information in the marketplace, the Master’s Level 1 assets and liabilities are actively traded.

GAAP also requires the use of judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive. The General Partner has concluded that, based on available information in the marketplace, there has not been a significant decrease in the volume and level of activity in the Master’s Level 2 assets and liabilities.

The Master will separately present purchases, sales, issuances, and settlements in its reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis), and make disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy as required under GAAP.

The Master considers prices for exchange-traded commodity futures, forwards, swaps and options contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of non-exchange-traded forward, swap and certain option contracts for which market quotations are not readily available are priced by broker-dealers that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the year ended December 31, 2014, the Master did not hold any derivative instruments for which market quotations were not readily available and which were priced by broker-dealers that derive fair values for those assets and liabilities from observable inputs (Level 2) or that were priced at fair value using unobservable inputs through the application of the General Partner’s assumptions and internal valuation pricing models (Level 3). As of and for the year ended December 31,

CMF Altis Partners Master Fund L.P.

Notes to Financial Statements

December 31, 2014

2013, the Master did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of the General Partner’s assumptions and internal valuation pricing models (Level 3). During the years ended December 31, 2014 and 2013, there were no transfers of assets or liabilities between Level 1 and Level 2.

	December 31, 2014	Quoted Prices in Active markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$4,421,268	$4,421,268	$—	$—
Forwards	2,235,441	2,235,441	—	—

Total assets	6,656,709	6,656,709	—	—

Liabilities
Futures	$1,263,289	$1,263,289	$—	$—
Forwards	1,750,007	1,750,007	—	—

Total liabilities	3,013,296	3,013,296	—	—

Net fair value	$3,643,413	$3,643,413	$—	$—

	December 31, 2013	Quoted Prices in Active markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$8,532,292	$8,532,292	$—	$—
Forwards	1,864,610	1,864,610	—	—

Total assets	10,396,902	10,396,902	—	—

Liabilities
Futures	$2,069,987	$2,069,987	$—	$—
Forwards	3,504,760	3,504,760	—	—

Total liabilities	5,574,747	5,574,747	—	—

Net fair value	$4,822,155	$4,822,155	$—	$—

d.	Futures Contracts. The Master trades futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or if the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. When the contract is closed, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and changes in net unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

e.	Forward Foreign Currency Contracts. Forward foreign currency contracts are those contracts where the Master agrees to receive or deliver a fixed quantity of foreign currency for an

CMF Altis Partners Master Fund L.P.

Notes to Financial Statements

December 31, 2014

agreed upon price on an agreed upon future date. Forward foreign currency contracts are valued daily, and the Master’s net equity therein, representing unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting date, is included in the Statements of Financial Condition. Net realized gains (losses) and changes in net unrealized gains (losses) on forward foreign currency contracts are recognized in the period in which the contract is closed or the changes occur, respectively, and are included in the Statements of Income and Expenses.

The Master does not isolate the portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations from changes in market prices of investments held. Such fluctuations are included in net income (loss) in the Statements of Income and Expenses.

f.	London Metals Exchange Forward Contracts. Metal contracts traded on the London Metals Exchange (“LME”) represent a firm commitment to buy or sell a specified quantity of aluminum, copper, lead, nickel, tin or zinc. LME contracts traded by the Master are cash settled based on prompt dates published by the LME. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. A contract is considered offset when all long positions have been matched with a like number of short positions settling on the same prompt date. When the contract is closed at the prompt date, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in LME contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the broker, directly with the LME. Net realized gains (losses) and changes in net unrealized gains (losses) on metal contracts are included in the Statements of Income and Expenses.

g.	Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated pro rata among the Funds at the time of such determination.

h.	Income Taxes. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses.

GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Master’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Master level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. The General Partner concluded that no provision for income tax is required in the Master’s financial statements.

The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2011 through 2014 tax years remain subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

i.

Investment Company Status.    Effective January 1, 2014, the Master adopted Accounting Standards Update (“ASU”) 2013-08 “Financial Services—Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements.” ASU 2013-08 changes the approach to the investment company assessment, requires non-controlling ownership interests in other investment companies to be measured at fair value, and requires additional

CMF Altis Partners Master Fund L.P.

Notes to Financial Statements

December 31, 2014

disclosures about the investment company’s status as an investment company. ASU 2013-08 is effective for interim and annual reporting periods beginning after December 15, 2013. The adoption of this ASU did not have a material impact on the Master’s financial statements. Based on the General Partner’s assessment, the Master has been deemed to be an investment company since inception.

j.	Net Income (Loss) per unit. Net income (loss) per unit is calculated in accordance with investment company guidance. See Note 6, for “Financial Highlights.”

k.	Subsequent Events. The General Partner evaluates events that occur after the balance sheet date but before financial statements are issued. The General Partner has assessed the subsequent events through the date of issuance and determined that there were no subsequent events requiring adjustment of or disclosure in the financial statements.

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor is not affiliated with the General Partner or MS&Co./CGM and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Funds. The Management Agreement may be terminated upon notice by either party.

c.	Customer Agreement:

Prior to and during part of the third quarter of 2013, the Master was party to a Customer Agreement with CGM (the “CGM Customer Agreement”). During the third quarter of 2013, the Master entered into a Customer Agreement with MS&Co. (the “MS&Co. Customer Agreement”). The Master has terminated the CGM Customer Agreement.

Under the CGM Customer Agreement, CGM provided services to the Master, including, among other things, the execution and clearing of transactions for the Master’s account in accordance with orders placed by the Advisor. All exchange, clearing, service, user, give-up, floor brokerage and National Futures Association (“NFA”) fees (collectively the “CGM clearing fees”) were borne by the Master and allocated to the Funds. All other fees including CGM’s direct brokerage fees were borne by the Funds. During the term of the CGM Customer Agreement, all of the Master’s assets were deposited in the Master’s account at CGM. The Master’s cash was deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations.

CMF Altis Partners Master Fund L.P.

Notes to Financial Statements

December 31, 2014

Under the MS&Co. Customer Agreement, the Master pays MS&Co. trading fees for the clearing and, where applicable, the execution of transactions. Further all trading, exchange, clearing, user, give-up, floor brokerage and NFA fees (collectively the “MS&Co. clearing fees” and together with the CGM clearing fees, the “clearing fees”) are borne by the Master and allocated to the Funds. All other fees are borne by the Funds. All of the Master’s assets are deposited in the Master’s account at MS&Co. The Master’s cash is deposited by MS&Co. in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2014 and 2013, the amount of cash held by the Master for margin requirements was $8,591,616 and $16,310,138, respectively. The MS&Co. Customer Agreement may generally be terminated upon notice by either party.

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The MS&Co. Customer Agreement with the Master gives, and the CGM Customer Agreement with the Master gave, the Master the legal right to net unrealized gains and losses on open futures and forward contracts. The Master nets, for financial reporting purposes, the unrealized gains and losses on open futures and forward contracts on the Statements of Financial Condition as the criteria under Accounting Standards Codification 210-20, “Balance Sheet,” have been met.

All of the commodity interests owned by the Master are held for trading purposes. The monthly average number of futures contracts traded during the years ended December 31, 2014 and 2013 were 5,867 and 10,215, respectively. The monthly average number of metal forward contracts traded during the years ended December 31, 2014 and 2013 were 1,605 and 2,694, respectively. The monthly average notional value of currency forward contracts held during the years ended December 31, 2014 and 2013 were $0 and $44,833, respectively.

On January 1, 2013, the Master adopted ASU 2011-11, “Disclosure about Offsetting Assets and Liabilities” and ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities”. ASU 2011-11 created a new disclosure requirement about the nature of an entity’s rights to setoff and the related arrangements associated with its financial instruments and derivative instruments, while ASU 2013-01 clarified the types of instruments and transactions that are subject to the offsetting disclosure requirements established by ASU 2011-11. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial condition and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of these disclosures is to facilitate comparison between those entities that prepare their financial statements on the basis of GAAP and those entities that prepare their financial statements on the basis of International Financial Reporting Standards. The new guidance did not have a significant impact on the Master’s financial statements.

CMF Altis Partners Master Fund L.P.

Notes to Financial Statements

December 31, 2014

The following tables summarize the valuation of the Master’s investments as of December 31, 2014 and 2013, respectively.

December 31, 2014	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Net Amounts Presented in the Statements of Financial Condition
Assets
Futures	$4,421,268	$(1,263,289)	$3,157,979
Forward	2,235,441	(1,750,007)	485,434

Total Assets	6,656,709	(3,013,296)	3,643,413

Liabilities
Futures	$(1,263,289)	$1,263,289	$—
Forward	(1,750,007)	1,750,007	—

Total Liabilities	(3,013,296)	3,013,296	—

Net fair value			$3,643,413

December 31, 2013	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Net Amounts Presented in the Statements of Financial Condition
Assets
Futures	$8,532,292	$(2,069,987)	$6,462,305
Forward	1,864,610	(1,864,610)	—

Total Assets	10,396,902	(3,934,597)	6,462,305

Liabilities
Futures	$(2,069,987)	$2,069,987	$—
Forward	(3,504,760)	1,864,610	(1,640,150)

Total Liabilities	(5,574,747)	3,934,597	(1,640,150)

Net fair value			$4,822,155

CMF Altis Partners Master Fund L.P.

Notes to Financial Statements

December 31, 2014

The following tables indicate the gross fair values of derivative instruments of futures and forward contracts as separate assets and liabilities as of December 31, 2014 and 2013.

December 31, 2014
Assets
Futures Contracts
Currencies	$534,834
Energy	1,259,935
Grains	98,199
Indices	136,561
Interest Rates U.S.	90,355
Interest Rates Non-U.S.	1,635,444
Livestock	92,480
Metals	269,998
Softs	303,462

Total unrealized appreciation on open futures contracts	4,421,268

Liabilities
Futures Contracts
Currencies	(40,918)
Energy	(15,383)
Grains	(479,820)
Indices	(85,509)
Interest Rates U.S.	(19,800)
Interest Rates Non-U.S.	(760)
Livestock	(372,525)
Metals	(118,007)
Softs	(130,567)

Total unrealized depreciation on open futures contracts	(1,263,289)

Net unrealized appreciation on open futures contracts	3,157,979 *

Assets
Forward Contracts
Metals	$2,235,441

Total unrealized appreciation on open forward contracts	$2,235,441

Liabilities
Forward Contracts
Metals	$(1,750,007)

Total unrealized depreciation on open forward contracts	$(1,750,007)

Net unrealized appreciation on open forward contracts	$485,434 **

*	This amount is included in “Net unrealized appreciation on open futures contracts” on the Statments of Financial Condition.

**	This amount is included in “Net unrealized appreciation on open forward contracts” on the Statments of Financial Condition.

CMF Altis Partners Master Fund L.P.

Notes to Financial Statements

December 31, 2014

December 31, 2013
Assets
Futures Contracts
Currencies	$1,748,217
Energy	1,036,918
Grains	2,619,675
Indices	870,313
Interest Rates U.S.	343,559
Interest Rates Non-U.S.	642,250
Livestock	79,895
Metals	483,319
Softs	708,146

Total unrealized appreciation on open futures contracts	$8,532,292

Liabilities
Futures Contracts
Currencies	$(56,781)
Energy	(260,268)
Grains	(281,489)
Indices	(346,581)
Interest Rates U.S.	(244,887)
Interest Rates Non-U.S.	(334,712)
Livestock	(21,023)
Metals	(166,857)
Softs	(357,389)

Total unrealized depreciation on open futures contracts	$(2,069,987)

Net unrealized appreciation on open futures contracts	$6,462,305 *

Assets
Forward Contracts
Metals	$1,864,610

Total unrealized appreciation on open forward contracts	$1,864,610

Liabilities
Forward Contracts
Metals	$(3,504,760)

Total unrealized depreciation on open forward contracts	$(3,504,760)

Net unrealized depreciation on open forward contracts	$(1,640,150)**

*	This amount is included in “Net unrealized appreciation on open futures contracts” on the Statments of Financial Condition.

**	This amount is included in “Net unrealized depreciation on open forward contracts” on the Statments of Financial Condition.

CMF Altis Partners Master Fund L.P.

Notes to Financial Statements

December 31, 2014

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the years ended December 31, 2014, 2013 and 2012.

Sector	December 31, 2014 Gain (Loss) from trading	December 31, 2013 Gain (Loss) from trading		December 31, 2012 Gain (Loss) from trading
Currencies	$119,864	$5,651,182		$545,700
Energy	282,750	(7,561,353)		277,118
Grains	(148,086)	747,832		(1,232,138)
Indices	(250,860)	4,207,143		1,859,934
Interest Rates U.S.	(889,706)	977,502		(1,082,763)
Interest Rates Non-U.S.	1,670,676	(1,440,406)		1,708,612
Livestock	2,950,855	1,162,878		(1,813,177)
Metals	388,226	(5,215,218)		(8,561,200)
Softs	1,386,978	963,214		(2,340,169)

Total	$5,510,697 ***	$(507,226	)***	$(10,638,083	)***

***	This amount is included in “Total trading results” on the Statements of Income and Expenses.

5.	Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors and they become limited partners on the first day of the month after their subscription is processed. A limited partner may withdraw all or part of its capital contribution and undistributed profits, if any, from the Master in multiples of the net asset value per Redeemable Unit as of the end of any day (the “Redemption Date”) after a request for redemption has been made to the General Partner at least three business days in advance of the Redemption Date. The Redeemable Units are classified as a liability when the limited partner elects to redeem and informs the Master.

6.	Financial Highlights:

Changes in the net asset value per unit for the years ended December 31, 2014, 2013 and 2012 were as follows:

	2014	2013	2012
Net realized and unrealized gains (losses)*	$350.22	$(39.32)	$(232.32)
Interest income	0.36	0.73	1.37
Expenses**	(4.51)	(1.69)	(1.84)

Increase (decrease) for the year	346.07	(40.28)	(232.79)
Distribution of interest income to feeder funds	(0.36)	(0.73)	(1.37)
Net asset value per unit, beginning of year	2,415.20	2,456.21	2,690.37

Net asset value per unit, end of year	$2,760.91	$2,415.20	$2,456.21

*	Includes clearing fees.

**	Excludes clearing fees.

CMF Altis Partners Master Fund L.P.

Notes to Financial Statements

December 31, 2014

	2014	2013	2012
Ratios to average net assets:
Net investment income (loss)***	(0.5)%	(0.5)%	(0.3)%

Operating expenses	0.6%	0.5%	0.4%

Total return	14.3%	(1.7)%	(8.7)%

***	Interest income less total expenses.

The above ratios may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average net assets.

7.	Financial Instrument Risks:

In the normal course of business, the Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include futures, forwards, swaps and options, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, or to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange, a swap execution facility or over-the-counter (“OTC”). Exchange-traded instruments include futures and certain standardized forward, swap and option contracts. Certain swap contracts may also be traded on a swap execution facility or OTC. OTC contracts are negotiated between contracting parties and also include certain forward and option contracts. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract. None of the Masters current contracts are traded OTC, although contracts may be traded OTC in the future.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master is exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and not represented by the contract or notional amounts of the instruments. The Master’s risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master had credit risk and concentration risk during the reporting period and prior periods, as MS&Co. and/or CGM or their affiliates were the sole counterparties or brokers with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments is reduced to the extent that, through MS&Co. and/or CGM, the Master’s counterparty is an exchange or clearing organization. The Master continues to be subject to such risks with respect to MS&Co.

The General Partner monitors and attempts to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly, believes that it has

CMF Altis Partners Master Fund L.P.

Notes to Financial Statements

December 31, 2014

effective procedures for evaluating and limiting the credit and market risks to which the Master may be subject. These monitoring systems generally allow the General Partner to statistically analyze actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, forward and option contracts by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not be held to maturity.